Exhibit 16.1

December 19, 2013

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100F Street N.E.

Washington, DC 20549

Re: Vadda Energy Corporation

Commission File No: 0-28171

Dear Ladies and Gentlemen:

On December 13, 2013, we provided notice of our resignation as the independent public accounting firm for Vadda Energy Corporation. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated December 19, 2013 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Yours truly,

WEAVER AND TIDWELL, L.L.P.